Exhibit 99.1

News Release
For Immediate Release

ALASKA PACIFIC BANCSHARES, INC. REPORTS
THIRD QUARTER EARNINGS FOR 2011

JUNEAU, Alaska, November 10, 2011 -- Alaska Pacific Bancshares, Inc. (OTCBB: AKPB) (“Company”), the parent company of Alaska Pacific Bank (“Bank”), today reported net income available to common shareholders of $287,000, or $0.39 per diluted common share, for the third quarter ended September 30, 2011, as compared to net income available to common shareholders of $266,000, or $0.37 per diluted common share for the third quarter of 2010.

Net income available to common shareholders for the nine months ended September 30, 2011, was $474,000, or $0.65 per diluted common share, compared to a net loss of $85,000, or $(0.13) per diluted common share for the comparable period in 2010.

“The Bank’s year over year quarterly earnings are trending back to more normal performance” said President & Chief Executive Officer, Craig E. Dahl.  “The low interest rate environment has continued to encourage mortgage activity, and the economic stability in the Southeast Alaska market has created a sufficient (albeit lower) loan demand for our business and consumer loans .  We continue to closely monitor operating expenses and to ensure a competitive fee income structure, which we believe will contribute to the Bank’s improved performance and profitability.  Given the challenges of the operating environment during the past four years, we are satisfied with the Bank’s overall performance and we remain confident in the positive direction the Bank is taking.”

The provision for loan losses was $60,000 and the net benefit for loan losses was $1,000 for the quarter ended September 30, 2011 and 2010, respectively.  The allowance for loan losses at September 30, 2011 was $2.0 million, representing 1.40% of total loans outstanding.  Total non-accrual loans were $1.8 million at September 30, 2011 compared with $635,000 at June 30, 2011 and $1.9 million at September 30, 2010.  In addition, the Bank’s real estate owned and repossessed assets were $1.4 million at September 30, 2011 compared with $1.1 million at June 30, 2011 and $2.7 million at September 30, 2010.  There was no net loan charge offs for the quarter ended September 30, 2011 compared with net charge offs of $84,000 and $56,000 for the quarters ended June 30, 2011 and September 30, 2010, respectively.

Net interest income decreased $153,000, or (7.2%) to $2.0 million in the third quarter of 2011 compared to $2.1 million for the comparable quarter of 2010 reflecting primarily the decline in the Bank’s loan portfolio.  Net interest margin on average interest-earning assets for the third quarter of 2011 was 5.05% compared with 5.30% in the third quarter of 2010.

Loans (excluding loans held for sale and before the allowance for loan losses) were $145.5 million at September 30, 2011, a decrease of $2.3 million, or 1.5% from June 30, 2011, and a decrease of $6.6 million, or 4.4% from September 30, 2010.  Deposits at June 30, 2011, were $151.9 million, a $4.9 million, or 3.3% increase from June 30, 2011, and a $74,000 increase from September 30, 2010.

Noninterest expense for the third quarter of 2011 decreased $20,000, or 1.0%, from June 30, 2011 and decreased $336,000, or 14.6%, from the quarter ended September 30, 2010.  The net decrease compared to a year ago was primarily attributable to a decrease in professional and consulting fees and repossessed property expense.

Noninterest income for the third quarter of 2011, including gain on sale of loans, increased $29,000, or 7.4% to $422,000 from $393,000 for the second quarter of 2011.  The increase during the third quarter compared to the second quarter of 2011 was primarily attributable to an increase of $12,000 in fees for loans serviced for others and an increase of $9,000 in gain on sale of loans.

Forward-Looking Statements

Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; deposit flows; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; adverse changes in the securities markets; results of examinations by our banking regulators including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses,  write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; the possibility that we will be unable to comply with the conditions imposed upon us in the Cease and Desist Orders we entered into with the Office of Thrift Supervision, as determined by its successors the Office of the Comptroller of the Currency for the Bank and the Federal Reserve for the Company; computer systems on which we depend could fail or experience a security breach, or the implementation of new technologies may not be successful; our ability to retain key members of our senior management team; legislative or regulatory changes such as the Dodd-Frank Wall Street Reform and Consumer Protection Act that adversely affect our business including changes in regulatory policies and principles, and the interpretation of regulatory capital or other rules; the time it may take to lease excess space in Company-owned buildings; future legislative changes in the United States Department of Treasury Troubled Asset Relief Program Capital Purchase Program; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  We undertake no responsibility to update or revise any forward-looking statements.

Contact:	Julie M. Pierce		Craig E. Dahl
	Senior Vice President and CFO	or	President and CEO
	907-790-5135		907-790-5101

Alaska Pacific Bancshares, Inc.
Financial Highlights (Unaudited)
Third Quarter 2011
(dollars in thousands, except per-share amounts)

	Three Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010
Condensed Statement of Operations:
Interest income	$2,141	$2,156	$2,393
Interest expense	166	166	265
Net interest income	1,975	1,990	2,128
Provision for loan losses	60	193	(1)
Gain on sale of loans	88	79	204
Other noninterest income	334	314	318
Noninterest expense	1,973	1,993	2,309
Net income before income tax	364	197	342
Provision for income tax	-	-	-
Net income	364	197	342
Preferred stock dividend and discount accretion
Preferred stock dividend	60	59	60
Preferred stock discount accretion	17	18	16
Net income available to common shareholders	$287	$120	$266

Income per common share:
Basic	$0.44	$0.18	$0.41
Diluted	$0.39	$0.16	$0.37

Performance Ratios:
Return on average equity	7.21%	3.95%	7.19%
Return on average assets	0.90	0.51	0.77
Yield on average interest-earning assets	5.48	5.53	5.96
Cost of average interest-bearing liabilities	0.56	0.57	0.86
Interest rate spread	4.92	4.96	5.10
Net interest margin on:
Average interest-earning assets	5.05	5.10	5.30
Average total assets	4.90	5.15	4.79
Efficiency ratio (a)	85.45	86.50	94.40

Average balances:
Loans	$147,083	$146,511	$155,974
Interest-earning assets	156,390	155,962	160,711
Assets	161,365	154,528	177,820
Interest-bearing deposits	116,281	113,742	117,767
Total deposits	151,005	141,996	149,941
Interest-bearing liabilities	119,281	116,784	123,667
Shareholders' equity	20,190	19,930	19,015

Weighted average common shares outstanding:
Basic	654,486	654,486	654,486
Diluted	729,392	737,901	654,486

	September 30, 2011	June 30, 2011	September 30, 2010
Balance sheet data:
Total assets	$176,416	$172,598	$177,465
Loans, before allowance	145,477	147,743	152,099
Loans held for sale	614	454	1,063
Investment securities available for sale	5,900	4,911	2,300
Total deposits	151,921	147,047	151,847
Federal Home Loan Bank advances	3,000	3,000	5,000
Shareholders' equity	20,362	20,018	19,189

Shares outstanding (b)	654,486	654,486	654,486

Book value per share	$23.81	$23.28	$22.01

Asset quality:
Allowance for loan losses	$2,039	$1,979	$2,144
Allowance as a percent of loans	1.40%	1.34%	1.41%
Nonaccrual loans	$1,823	$635	$1,863
Total nonperforming assets	3,197	1,756	4,538
Impaired loans	12,346	13,336	11,764
Estimated specific reserves for impairment	668	572	774
Net charge offs for quarter	-	84	56
Net charge offs (recoveries) YTD	(143)	(143)	654
Real estate owned and repossessed assets	1,374	1,121	2,675

(a)	Noninterest expense, divided by the sum of net interest income and noninterest income, excluding gains on sale of loans or securities.

(b)	Excludes treasury stock.

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